Exhibit 99.1
JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS THIRD-QUARTER 2007 NET INCOME OF $3.4 BILLION; EARNINGS PER SHARE OF $0.97, UP 5% FROM THE PRIOR YEAR
•	Investment Bank results declined, reflecting markdowns of $1.3 billion (net of fees) on leveraged lending funded and unfunded commitments and weaker trading performance
•	Retail Financial Services delivered 18% revenue growth; however, earnings declined 14% affected by a net $306 million increase in reserves for home equity loans
•	Record earnings and revenue generated by Asset Management and Treasury & Securities Services
•	Card Services and Commercial Banking produced double-digit earnings growth; Private Equity posted strong results
•	Wholesale deposit conversion and Card Services in-sourcing of processing platform successfully completed
•	Capital remains strong, with Tier 1 capital ratio of 8.4% (estimated); wholesale and consumer loan loss reserves increased
New York, October 17, 2007 — JPMorgan Chase & Co. (NYSE: JPM) today reported 2007 third-quarter net income of $3.4 billion, up from $3.3 billion in the third quarter of 2006. Earnings per share of $0.97 were up 5%, compared with $0.92 per share in the third quarter of 2006.
Commenting on the quarter, Jamie Dimon, Chairman and Chief Executive Officer, said, “Our firm performed well overall in the third quarter, despite challenging credit and market conditions. Asset Management and Treasury & Securities Services delivered record earnings, Card Services and Commercial Banking produced double-digit earnings growth, and Private Equity posted another quarter of strong gains. Investment banking is a volatile business, and while we would typically expect lower earnings in the Investment Bank during a difficult market environment, such as this one, we still believe that our performance could have been a bit better. Finally, Retail Financial Services had good revenue growth while further strengthening its reserves for home equity loan losses.”
Remarking further, Dimon said, “It is gratifying that even in this challenging environment, the firm generated record revenue, net income and earnings per share for a third-quarter and year-to-date, while maintaining a fortress balance sheet and improving the infrastructure of the firm. During the quarter, we did not lose focus on becoming more efficient, as we successfully completed the in-sourcing of our credit card processing platform and our conversion of the wholesale deposit system. The wholesale conversion — the largest in the firm’s history and the last significant merger integration event — affected approximately $180 billion in customer balances.”
Discussing the firm’s outlook, Dimon said, “We are comfortable that we are building an increasingly strong company, which can capitalize on opportunities in any environment, due to actions taken over the past few years, including:
•	Strengthening our levels of capital, reserves and liquidity.
•	Investing in all our businesses, which has:
-	strengthened the quality and diversity of earnings; and
-	improved our operating systems, cost structure and operating margins.”

Investor Contact: Julia Bates (212) 270-7318	Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
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Dimon further added, “We remain cautious about the future economic environment, but will continue to make investments based upon the long-term outlook for market and client volumes. Our focus will be on investments in areas across our franchise, including the Investment Bank and the retail mortgage business, where we can wisely utilize our balance sheet to better serve our clients and gain market share in the process. I believe our firm is well positioned for the future.”
In the discussion below of the business segments and JPMorgan Chase, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded, and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 13).
The following discussion compares the third quarter of 2007 with the third quarter of 2006 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				2Q07		3Q06
($ millions)	3Q07	2Q07	3Q06	$O/(U)	O/(U) %	$O/(U)	O/(U) %
Net Revenue	$2,946	$5,798	$4,816	($2,852)	(49)%	($1,870)	(39)%
Provision for Credit Losses	227	164	7	63	38	220	NM
Noninterest Expense	2,378	3,854	3,244	(1,476)	(38)	(866)	(27)
Net Income	$296	$1,179	$976	($883)	(75)%	($680)	(70)%

Discussion of Results:
Net income was $296 million, down by $680 million, or 70%, compared with the prior year. The decrease in earnings reflected lower net revenue as well as a higher provision for credit losses, partially offset by lower noninterest expense.
Net revenue was $2.9 billion, down by $1.9 billion, or 39%, from the prior year. Investment banking fees were $1.3 billion, down by 6% from the prior year, reflecting lower debt underwriting fees offset partially by record advisory fees. Debt underwriting fees were $468 million, down 34%, reflecting lower bond underwriting and loan syndication fees, which were negatively affected by market conditions. Advisory fees were $595 million, up 36%, driven by a strong performance across all regions. Equity underwriting fees were $267 million, down 3%, driven by lower revenue in Europe and Asia, partially offset by strong performance in the Americas in common stock and convertible offerings. Fixed Income Markets revenue was $687 million, down by $1.8 billion, or 72%, from the prior year. The decrease was primarily due to markdowns of $1.3 billion (net of fees) on leveraged lending funded and unfunded commitments and markdowns of $339 million (net of hedges) on collateralized debt obligation (CDO) warehouses and unsold positions. Fixed Income Markets revenue also decreased due to very weak credit trading performance and significantly lower commodities results, compared with a strong prior-year quarter. These lower results were offset partially by record revenue in both rates and currencies. Equity Markets revenue was $537 million, down 18% from the prior year, as weaker trading results were offset partially by strong client revenue across businesses. Fixed Income Markets and Equity Markets had a combined benefit of $454 million from the widening of the firm’s credit spread on certain structured liabilities, with an impact of $304 million and $150 million, respectively. Credit Portfolio revenue was $392 million, up 45% from the prior year, primarily due to higher trading revenue from hedging activities and gains from loan workouts.

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The provision for credit losses was $227 million, compared with $7 million in the prior year. The provision was up due to an increase in the allowance for credit losses, primarily related to portfolio growth. Net charge-offs were $67 million, compared with net recoveries of $8 million in the prior year. The allowance for loan losses to average loans retained was 1.80% for the current quarter, an increase from 1.64% in the prior year. Nonperforming assets were $325 million, down 29% from the prior year and up 173% from the prior quarter.
Average loans retained were $61.9 billion, up by $2.9 billion, or 5%, from the prior quarter. Average fair value and held-for-sale loans were $17.3 billion, up by $2.5 billion, or 17%, from the prior quarter. Fair value and held-for-sale loans at September 30, 2007, were $20.2 billion, up by $8.6 billion, or 76%, from the prior quarter. Both average and end-of-period fair value and held-for-sale loans reflect a net increase in third-quarter, 2007 leveraged lending activity.
Noninterest expense was $2.4 billion, down by $866 million, or 27%, from the prior year. The decrease was due primarily to lower performance-based compensation.
Highlights Include:
■
Ranked #1 in Global Equity and Equity-Related; #1 in Global Syndicated Loans; #4 in Global Announced M&A; #2 in Global Debt, Equity and Equity-Related; and #2 in Global Long-Term Debt, based upon volume, according to Thomson Financial for year-to-date September 30, 2007.

■	Return on equity was 6% on $21.0 billion of allocated capital.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				2Q07		3Q06
($ millions)	3Q07	2Q07	3Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,201	$4,357	$3,555	($156)	(4)%	$646	18%
Provision for Credit Losses	680	587	114	93	16	566	496
Noninterest Expense	2,469	2,484	2,139	(15)	(1)	330	15
Net Income	$639	$785	$746	($146)	(19)%	($107)	(14)%

Discussion of Results:
Net income was $639 million, down by $107 million, or 14%, from the prior year, due to lower results in Regional Banking, primarily due to an increase in the provision for credit losses.
Net revenue was $4.2 billion, up by $646 million, or 18%, from the prior year. Net interest income was $2.7 billion, up by $224 million, or 9%, due to the Bank of New York transaction, wider spreads on loans and higher deposit balances. These benefits were offset partially by a shift to narrower—spread deposit products. Noninterest revenue was $1.5 billion, up by $422 million, or 38%, benefiting from the absence of a prior-year negative valuation adjustment to the MSR asset; increases in deposit-related fees; an increase in mortgage loan originations; a higher level of education loan sales; and increased mortgage loan servicing revenue. Noninterest revenue also benefited from the Bank of New York transaction and the classification of certain mortgage loan origination costs as expense (loan origination costs previously netted against revenue commenced being recorded as an expense in the first quarter

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of 2007 due to the adoption of SFAS 159 (“Fair Value Option”)). These benefits were offset partially by markdowns on the mortgage warehouse and pipeline.
The provision for credit losses was $680 million, compared with $114 million in the prior year. The current-quarter provision includes a net increase of $306 million in the allowance for loan losses related to home equity loans as continued weak housing prices have resulted in an increase in estimated losses for high loan-to-value loans. Home equity net charge-offs were $150 million (0.65% net charge-off rate), compared with $29 million (0.15% net charge-off rate) in the prior year. In addition, the current-quarter provision includes an increase in the allowance for loan losses, reflecting increased loan balances resulting from the decision to retain rather than sell subprime mortgage loans. Subprime mortgage net charge-offs were $40 million (1.62% net charge-off rate), compared with $13 million (0.36% net charge-off rate) in the prior year.
Noninterest expense was $2.5 billion, up by $330 million, or 15%, due to the Bank of New York transaction, the classification of certain loan origination costs as expense due to the adoption of SFAS 159, investments in the retail distribution network and an increase in loan originations in Mortgage Banking.
Regional Banking net income was $611 million, down by $133 million, or 18%, from the prior year. Net revenue was $3.3 billion, up by $376 million, or 13%, benefiting from the following: the Bank of New York transaction; increases in deposit-related fees; a higher level of education loan sales; growth in deposits and wider loan spreads. These benefits were offset partially by a shift to narrower—spread deposit products. The provision for credit losses was $574 million, compared with $53 million in the prior year. The increase in provision was due to the home equity and subprime mortgage portfolios (see Retail Financial Services discussion of provision for credit losses for further detail). Noninterest expense was $1.8 billion, up by $149 million, or 9%, from the prior year due to the Bank of New York transaction and investments in the retail distribution network.
Highlights Include:
■	Checking accounts totaled 10.6 million, up by 1.4 million, or 15%, from the prior year (including approximately 615,000 accounts acquired from The Bank of New York on October 1, 2006).
■
Average total deposits increased to $205.3 billion, up by $17.9 billion, or 10%, from the prior year (including approximately $11.5 billion of deposits acquired from The Bank of New York on October 1, 2006).

■	Average home equity loans of $91.8 billion were up from $78.8 billion in the prior year.
■	Business Banking loan originations of $1.7 billion were up 19% from the prior year.
■	Number of branches increased to 3,096, up by 419 from the prior year (including 339 acquired from The Bank of New York).
■	Branch sales of credit cards increased 59% from the prior year.
■	Branch sales of investment products increased 23% from the prior year.
■	Overhead ratio (excluding amortization of core deposit intangibles) decreased to 49% from 51% in the prior year.
Mortgage Banking net loss was $48 million, compared with a net loss of $83 million in the prior year. Net revenue was $406 million, up by $208 million. Net revenue comprises production revenue and net mortgage servicing revenue. Production revenue was $176

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million, down by $21 million, as markdowns of $186 million on the mortgage warehouse and pipeline were offset partially by an increase in mortgage loan originations and the classification of certain loan origination costs as expense (loan origination costs previously netted against revenue commenced being recorded as an expense in the first quarter of 2007 due to the adoption of SFAS 159). Net mortgage servicing revenue, which includes loan servicing revenue, MSR risk management results and other changes in fair value, was $230 million, compared with $1 million in the prior year. Loan servicing revenue of $629 million increased by $50 million on growth of 17% in third-party loans serviced. MSR risk management revenue of negative $22 million improved by $229 million, due primarily to the absence of a prior-year negative valuation adjustment of $235 million to the MSR asset. Other changes in fair value of the MSR asset, representing run-off of the asset against the realization of servicing cash flows, were negative $377 million, compared with negative $327 million in the prior year. Noninterest expense was $485 million, up by $151 million, or 45%. The increase reflected the classification of certain loan origination costs due to the adoption of SFAS 159, and higher compensation expense, the result of higher loan originations and a greater number of loan officers.
Highlights Include:
■	Mortgage loan originations were $39.2 billion, up by 35%, from the prior year and down 11% from the prior quarter.
■	Total third-party mortgage loans serviced were $600.0 billion, an increase of $89.3 billion, or 17%, from the prior year.
Auto Finance net income was $76 million, down by $9 million, or 11%, from the prior year. Net revenue was $447 million, up by $52 million, or 13%, reflecting higher automobile operating lease revenue and wider loan spreads. The provision for credit losses was $96 million, an increase of $35 million, reflecting an increase in estimated losses from low prior-year levels. Noninterest expense of $224 million increased by $30 million, or 15%, driven by increased depreciation expense on owned automobiles subject to operating leases.
Highlights Include:
■	Auto loan originations were $5.2 billion, down by 5%, compared with the prior year.
■	Average loan receivables were $39.9 billion, up by 3%, compared with the prior year.
■	The net charge-off ratio increased to 0.97% from 0.64% in the prior year.
CARD SERVICES (CS)

Results for CS				2Q07		3Q06
($ millions)	3Q07	2Q07	3Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$3,867	$3,717	$3,646	$150	4%	$221	6%
Provision for Credit Losses	1,363	1,331	1,270	32	2	93	7
Noninterest Expense	1,262	1,188	1,253	74	6	9	1
Net Income	$786	$759	$711	$27	4%	$75	11%

Discussion of Results:
Net income was $786 million, up by $75 million, or 11%, from the prior year. Earnings benefited from higher revenue offset partially by an increase in the provision for credit losses.

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End-of-period managed loans of $149.1 billion increased by $5.2 billion, or 4%, from the prior year and by $1.1 billion, or 1%, from the prior quarter. Average managed loans of $148.7 billion increased by $7.0 billion, or 5%, from the prior year and by $1.2 billion, or 1%, from the prior quarter. Both end-of-period and average managed loans benefited from organic growth.
Net managed revenue was $3.9 billion, up by $221 million, or 6%, from the prior year. Net interest income was $3.1 billion, up by $224 million, or 8%, from the prior year. The increase in net interest income was driven by an increased level of fees and higher average loan balances. These benefits were offset partially by the discontinuation of certain billing practices (including the elimination of certain over-limit fees and the two-cycle billing method for calculating finance charges) and a narrower loan spread. Noninterest revenue was $759 million, flat compared with the prior year. Increased net interchange income, which benefited from higher charge volume, was offset by lower net securitization gains. Charge volume growth of 3% reflects an approximate 10% growth rate in sales volume, offset primarily by a lower level of balance transfers, the result of a more targeted marketing effort.
The managed provision for credit losses was $1.4 billion, up by $93 million, or 7%, from the prior year due to a higher level of net charge-offs. Credit quality was stable in the quarter, with a managed net charge-off rate for the quarter of 3.64%, up from 3.58% in the prior year and 3.62% in the prior quarter. The 30-day managed delinquency rate was 3.25%, up from 3.17% in the prior year and 3.00% in the prior quarter.
Noninterest expense was $1.3 billion, up by $9 million, or 1%, compared with the prior year, primarily due to higher volume-related expense. Compared with the prior quarter, noninterest expense increased by $74 million, or 6%, reflecting higher marketing spend.
Highlights Include:
■	Return on equity was 22%, up from 20% in the prior year and flat compared with the prior quarter.
■	Pretax income to average managed loans (ROO) was 3.31%, up from 3.14% in the prior year and 3.26% in the prior quarter.
■	Net interest income as a percentage of average managed loans was 8.29%, up from 8.07% in the prior year and 8.04% in the prior quarter.
■	Net accounts of 4.0 million were opened during the quarter.
■	Charge volume was $89.8 billion, an increase of $2.3 billion, or 3%, from the prior year.
■	Merchant processing volume was $181.4 billion, an increase of $12.7 billion, or 8%, and total transactions were 5.0 billion, an increase of 393 million, or 9%, from the prior year.
■	Card Services processing platform was successfully in-sourced.
■	Chase Freedom Card was enhanced to offer more rewards to customers, including the only triple-rewards program driven by individual customer spending preferences.

JPMorgan Chase & Co.
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COMMERCIAL BANKING (CB)

Results for CB				2Q07		3Q06
($ millions)	3Q07	2Q07	3Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,009	$1,007	$933	$2	—%	$76	8%
Provision for Credit Losses	112	45	54	67	149	58	107
Noninterest Expense	473	496	500	(23)	(5)	(27)	(5)
Net Income	$258	$284	$231	($26)	(9)%	$27	12%

Discussion of Results:
Net income was $258 million, up by $27 million, or 12%, from the prior year. The increase was driven by growth in net revenue and lower noninterest expense, offset primarily by a higher provision for credit losses.
Net revenue was $1.0 billion, up by $76 million, or 8%, from the prior year. Net interest income was $719 million, up by $42 million, or 6%. The increase was driven by double-digit growth in liability and loan balances, reflecting organic growth and the Bank of New York transaction, partially offset by a continued shift to narrower—spread liability products and spread compression in the loan and liability portfolios. Noninterest revenue was $290 million, up by $34 million, or 13%, primarily due to higher deposit-related fees and other income.
Middle Market Banking revenue was $680 million, an increase of $63 million, or 10%, from the prior year, due to the Bank of New York transaction, higher deposit-related fees, and growth in investment banking revenue. Mid-Corporate Banking revenue was $167 million, an increase of $7 million, or 4%. Real Estate Banking revenue was $108 million, a decrease of $11 million, or 9%.
The provision for credit losses was $112 million, compared with $54 million in the prior year. The current-quarter provision largely reflects portfolio activity and growth in loan balances. The allowance for loan losses to average loans retained was 2.67% for the current quarter, which decreased from 2.70% in the prior year and increased from 2.63% in the prior quarter. Nonperforming loans were $134 million, down 15% from the prior year and down 1% from the prior quarter. The net charge-off (recovery) rate was 0.13% in the current quarter compared with 0.16% in the prior year and (0.05)% in the prior quarter.
Noninterest expense was $473 million, down by $27 million, or 5%, from the prior year, as lower performance-based compensation expense was offset partially by higher volume-related expense.
Highlights Include:
■	Overhead ratio was 47%, an improvement from 54% in the prior year.
■	Gross investment banking revenue (which is shared with the Investment Bank) was $194 million, up by $24 million, or 14%, from the prior year.
■	Average loan balances were $61.3 billion, up by $7.9 billion, or 15%, from the prior year and up by $1.5 billion, or 2%, from the prior quarter.
■	Average liability balances were $88.1 billion, up by $16.1 billion, or 22%, from the prior year and up by $3.9 billion, or 5%, from the prior quarter.

JPMorgan Chase & Co.
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TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				2Q07		3Q06
($ millions)	3Q07	2Q07	3Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,748	$1,741	$1,499	$7	—%	$249	17%
Provision for Credit Losses	9	—	1	9	NM	8	NM
Noninterest Expense	1,134	1,149	1,064	(15)	(1)	70	7
Net Income	$360	$352	$256	$8	2%	$104	41%

Discussion of Results:
Net income was a record $360 million, up by $104 million, or 41%, from the prior year, driven by record revenue offset partially by higher noninterest expense. Net income was up by $8 million, or 2%, from the prior quarter. The prior quarter benefited from seasonally strong activity in securities lending and depositary receipts.
Net revenue was $1.7 billion, up by $249 million, or 17%, from the prior year. Worldwide Securities Services net revenue of $968 million was up by $166 million, or 21%. The growth was driven by increased product usage by new and existing clients and market appreciation, partially offset by spread compression and a shift to narrower-spread liability products. Treasury Services net revenue of $780 million was up by $83 million, or 12%, driven by growth in electronic volumes and higher liability balances. These benefits were offset partially by a continued shift to narrower-spread liability products. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $2.4 billion, up by $308 million, or 15%. Treasury Services firmwide net revenue grew to $1.4 billion, up by $142 million, or 11%.
Noninterest expense was $1.1 billion, up by $70 million, or 7%, from the prior year. The increase was due to higher expense related to business and volume growth, as well as investment in new product platforms.
Highlights Include:
■	TSS pretax margin(2) was 33%, up from 32% in the prior quarter and 27% in the prior year.
■	Average liability balances were $236.4 billion, up by 23% from the prior year.
■	Assets under custody increased to $15.6 trillion, up by 21% from the prior year.
■
Completed the National Deposit System (NDS) conversion to a single U.S. dollar deposit platform, the firm’s largest migration to date — almost $180 billion in balances and nearly $10 trillion in daily transactions.

■	Announced the rollout of enhanced euro payments services.
■	New client relationships included:
-	Chosen by Financial Risk Management to provide securities processing for more than $10 billion of assets in fund-of-hedge funds portfolios;
-	Maintained leadership position as depositary receipt bank in China, including adding new business from E-House Holding and WuXi PharmaTech during the quarter;
-	Selected by the Washington State Investment Board to provide securities processing services for $82 billion of assets; and

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-	Named OCBC Bank’s trade processing partner, responsible for processing import and export transactions on behalf of the OCBC’s overseas branches in eight locations.
ASSET MANAGEMENT (AM)

Results for AM				2Q07		3Q06
($ millions)	3Q07	2Q07	3Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,205	$2,137	$1,636	$68	3%	$569	35%
Provision for Credit Losses	3	(11)	(28)	14	NM	31	NM
Noninterest Expense	1,366	1,355	1,115	11	1	251	23
Net Income	$521	$493	$346	$28	6%	$175	51%

Discussion of Results:
Net income was a record $521 million, up by $175 million, or 51%, from the prior year. Results benefited from record net revenue offset partially by higher noninterest expense.
Net revenue was $2.2 billion, up by $569 million, or 35%, from the prior year. Noninterest revenue, primarily fees and commissions, was $1.9 billion, up by $507 million, or 36%. This result was due largely to increased assets under management and higher performance and placement fees. Net interest income was $293 million, up by $62 million, or 27%, from the prior year, largely due to higher deposit and loan balances and wider deposit spreads.
Private Bank revenue grew 46%, to $686 million, due to higher asset management and placement fees, increased loan and deposit balances, and wider deposit spreads. Retail revenue grew 40%, to $639 million, primarily due to market appreciation and net asset inflows. Institutional revenue grew 30%, to $603 million, due to net asset inflows and performance fees. Private Client Services revenue grew 12%, to $277 million, due to increased revenue from higher assets under management and higher deposit balances.
Assets under supervision were $1.5 trillion, up 22%, or $274 billion, from the prior year. Assets under management were $1.2 trillion, up 24%, or $228 billion, from the prior year. The increase was the result of net asset inflows into the Institutional segment, primarily in liquidity and alternative products; the Retail segment, primarily fixed income, equity and alternative products; the Private Bank segment, primarily in liquidity and alternative products; and from market appreciation. Custody, brokerage, administration and deposit balances were $376 billion, up by $46 billion.
The provision for credit losses was $3 million, compared with a benefit of $28 million in the prior year, reflecting a higher level of recoveries in the prior year.
Noninterest expense was $1.4 billion, up by $251 million, or 23%, from the prior year. The increase was due largely to higher compensation, primarily performance-based, and investments in all business segments.
Highlights Include:
■	Pretax margin(2) was 38%, up from 34% in the prior year.
■	Assets under management were $1.2 trillion, up 24%, or $228 billion, from the prior year, including growth of 31%, or $28 billion, in alternative assets.

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■	Assets under management net inflows were $33 billion for the third quarter of 2007, and $112 billion for the prior twelve-month period.
■	Assets under management that ranked in the top two quartiles for investment performance were 76% over five years, 73% over three years, and 47% over one year.
■	Customer assets in 4 and 5 Star rated funds were 55%.
■	Average loans of $30.9 billion were up by $4.2 billion, or 16%, from the prior year.
■	Average deposits of $59.9 billion were up by $8.5 billion, or 17%, from the prior year.
CORPORATE

Results for Corporate				2Q07		3Q06
($ millions)	3Q07	2Q07	3Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,001	$1,062	$289	($61)	(6)%	$712	246%
Provision for Credit Losses	(31)	3	1	(34)	NM	(32)	NM
Noninterest Expense	245	502	481	(257)	(51)	(236)	(49)
Income (Loss) from Continuing Operations	513	382	(34)	131	34	547	NM
Income from Discontinued Operations (after-tax) (a)	—	—	65	—	—	(65)	NM
Net Income	$513	$382	$31	$131	34%	$482	NM

(a) Discontinued operations include the income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services.
Discussion of Results:(see note (a) above)
Net income was $513 million, compared with $31 million in the prior year, benefiting from increased net revenue and lower noninterest expense. Prior-year results also included net income from discontinued operations of $65 million.
Net revenue was $1.0 billion, compared with $289 million in the prior year. The increase was driven by Private Equity gains of $766 million, compared with $226 million, reflecting a higher level of gains and the classification of certain private equity carried interest as compensation expense. Net revenue also increased due to higher trading-related gains and a $115 million gain from the sale of MasterCard shares. The increase in revenue was offset partially by a narrower net interest spread.
Noninterest expense was $245 million, down by $236 million from the prior year. The decrease was driven by lower compensation expense and continuing business efficiencies. Partially offsetting the benefit of lower expense was the impact of the classification of certain private equity carried interest as compensation expense.
Highlights Include:
■
Private Equity portfolio was $6.6 billion, up from $5.6 billion in the prior year and $6.5 billion in the prior quarter. The portfolio represented 8.8% of stockholders’ equity less goodwill, up from 8.0% in the prior year and unchanged from the prior quarter.

JPMorgan Chase & Co.
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JPMORGAN CHASE (JPM)(a)

Results for JPM				2Q07		3Q06
($ millions)	3Q07	2Q07	3Q06	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue (a)	$16,977	$19,819	$16,374	($2,842)	(14)%	$603	4%
Provision for Credit Losses(a)	2,363	2,119	1,419	244	12	944	67
Noninterest Expense	9,327	11,028	9,796	(1,701)	(15)	(469)	(5)
Income from Continuing Operations	3,373	4,234	3,232	(861)	(20)	141	4
Income from Discontinued Operations (after-tax)(b)	—	—	65	—	NM	(65)	NM
Net Income	$3,373	$4,234	$3,297	($861)	(20)%	$76	2%

(a) Presented on a managed basis; see Note 1 (Page 13) for further explanation of managed basis. Net revenue on a GAAP basis was $16,112 million, $18,908 million and $15,545 million for the third quarter of 2007, second quarter of 2007 and third quarter of 2006, respectively.
(b) Discontinued operations include the income statement activity of selected corporate trust businesses sold to The Bank of New York on October 1, 2006. Prior to the second quarter of 2006, these corporate trust businesses were reported in Treasury & Securities Services.
Discussion of Results:
Net income was a record $3.4 billion, up by $76 million from the prior year. The increase in earnings was driven by record net managed revenue and lower noninterest expense, largely offset by higher managed provision for credit loss.
Net managed revenue was $17.0 billion, up by $603 million, or 4%, from the prior year. Noninterest revenue of $8.1 billion was down by $1.5 billion, or 15%, reflecting markdowns on leveraged lending funded and unfunded commitments and lower fixed income trading results. These decreases were offset partially by increased asset management, administration, and commissions revenue, which benefited from a higher level of assets under management and by strong private equity gains. Net interest income was $8.8 billion, up by $2.1 billion, or 31%, due to trading net interest income; growth in liability and deposit balances, primarily in the wholesale businesses; a higher level of credit card loans and fees; and the impact of the Bank of New York transaction. These increases were offset partially by a narrower net interest spread in the Corporate segment and a shift to narrower—spread deposit products.
The managed provision for credit losses was $2.4 billion, up by $944 million, or 67%, from the prior year. The wholesale provision for credit losses was $351 million, compared with $35 million, reflecting an increase in the allowance for credit losses, primarily related to portfolio growth. Wholesale net charge-offs were $82 million, compared with net recoveries of $11 million, resulting in net charge-off rates of 0.18% and (0.03)%, respectively. The total consumer managed provision for credit losses was $2.0 billion, compared with $1.4 billion in the prior year, reflecting an increase in the allowance for credit losses, largely related to home equity loans, and higher net charge-offs. Consumer managed net charge-offs were $1.7 billion, compared with $1.4 billion, resulting in managed net charge-off rates of 1.96% and 1.69%, respectively. The firm had total nonperforming assets of $3.2 billion at September 30, 2007, up by $881 million, or 38%, from the prior-year level of $2.3 billion.

JPMorgan Chase & Co.
News Release
Noninterest expense was $9.3 billion, down by $469 million, or 5%, from the prior year. Expense decreased due to lower compensation expense, primarily performance-based, partially offset by investments across businesses and acquisitions.
Highlights Include:
■	Tier 1 capital ratio was 8.4% at September 30, 2007 (estimated), 8.4% at June 30, 2007, and 8.6% at September 30, 2006.
■	During the quarter, $2.1 billion of common stock was repurchased, reflecting 47.0 million shares purchased at an average price of $45.42 per share.
■	Headcount of 179,847 increased by 8,258 since September 30, 2006.

JPMorgan Chase & Co.
News Release
Other financial information
•
Merger savings and cost: For the quarter ended September 30, 2007, approximately $740 million of merger savings have been realized, an annualized rate of $2.96 billion. Management estimates that annualized savings will be approximately $3.0 billion by the end of 2007. Merger costs of $61 million were expensed during the third quarter of 2007, bringing the total amount of merger costs incurred to $3.7 billion (including capitalized costs) since the beginning of 2004. Management currently expects total merger costs (including costs associated with the Bank of New York transaction) will be approximately $3.8 billion. The remaining merger costs are expected to be incurred by the end of 2007.

Notes:
1. In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s and the lines of business’ results on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments: First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold in accordance with SFAS 140 still remain on the balance sheet and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations are funded and decisions are made about allocating resources, such as employees and capital, based upon managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 6 of JPMorgan Chase’s Earnings Release Financial Supplement (third quarter of 2007) for a reconciliation of JPMorgan Chase’s income statement from a reported to managed basis.
2. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of competitors.

JPMorgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.5 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 9:00 a.m. (Eastern Time) to review third-quarter financial results. Investors can call (888) 802-2239 (domestic) / (913) 312-1269 (international), or listen via live audio webcast. The live audio webcast and presentation slides will be available on www.jpmorganchase.com under Investor Relations, Investor Presentations. A replay of the conference call will be available beginning at 1:00 p.m. (Eastern Time) on October 17, 2007, through midnight, Wednesday, October 31, 2007 (Eastern Time), at (888) 203-1112 (domestic) or (719) 457-0820 (international) with the access code 4964528. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase Internet site www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the firm’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and March 31, 2007, and in the Annual Report on Form 10-K for the year ended December 31, 2006 (as amended), filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

JPMORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS								YEAR-TO-DATE
							3Q07 Change						2007 Change
	3Q07		2Q07		3Q06		2Q07	3Q06	2007		2006		2006
SELECTED INCOME STATEMENT DATA
Total Net Revenue (a)	$16,112		$18,908		$15,545		(15)%	4%	$53,988		$45,806		18%
Provision for Credit Losses	1,785		1,529		812		17	120	4,322		2,136		102
Total Noninterest Expense	9,327		11,028		9,796		(15)	(5)	30,983		28,958		7

Income from Continuing Operations (after-tax)	3,373		4,234		3,232		(20)	4	12,394		9,743		27
Income from Discontinued Operations (after-tax) (b)	—		—		65		—	NM	—		175		NM
Net Income	3,373		4,234		3,297		(20)	2	12,394		9,918		25

PER COMMON SHARE:
Basic Earnings
Income from Continuing Operations	$1.00		$1.24		$0.93		(19)	8	$3.63		$2.81		29
Net Income	1.00		1.24		0.95		(19)	5	3.63		2.86		27

Diluted Earnings
Income from Continuing Operations	$0.97		$1.20		$0.90		(19)	8	$3.52		$2.73		29
Net Income	0.97		1.20		0.92		(19)	5	3.52		2.78		27

Cash Dividends Declared	0.38		0.38		0.34		—	12	1.10		1.02		8
Book Value	35.72		35.08		32.75		2	9	35.72		32.75		9
Closing Share Price	45.82		48.45		46.96		(5)	(2)	45.82		46.96		(2)
Market Capitalization	153,901		164,659		162,835		(7)	(5)	153,901		162,835		(5)

COMMON SHARES OUTSTANDING:
Weighted-Average Diluted Shares Outstanding	3,477.7	#	3,521.6	#	3,574.0	#	(1)	(3)	3,519.6	#	3,572.3	#	(1)
Common Shares Outstanding at Period-end	3,358.8		3,398.5		3,467.5		(1)	(3)	3,358.8		3,467.5		(3)

FINANCIAL RATIOS: (c)
Income from Continuing Operations:
Return on Common Equity (“ROE”)	11%		14%		11%				14%		12%
Return on Equity-Goodwill (“ROE-GW”) (d)	18		23		19				23		20
Return on Assets (“ROA”) (e)	0.91		1.19		0.98				1.16		1.02
Net Income:
ROE	11		14		12				14		12
ROE-GW (d)	18		23		19				23		20
ROA (f)	0.91		1.19		1.00				1.16		1.02

CAPITAL RATIOS:
Tier 1 Capital Ratio	8.4	(g)	8.4		8.6
Total Capital Ratio	12.5	(g)	12.0		12.1

SELECTED BALANCE SHEET DATA (Period-end)
Total Assets	$1,479,575		$1,458,042		$1,338,029		1	11	$1,479,575		$1,338,029		11
Wholesale Loans	197,728		181,968		179,403		9	10	197,728		179,403		10
Consumer Loans	288,592		283,069		284,141		2	2	288,592		284,141		2
Deposits	678,091		651,370		582,115		4	16	678,091		582,115		16
Common Stockholders’ Equity	119,978		119,211		113,561		1	6	119,978		113,561		6

Headcount	179,847	#	179,664	#	171,589	#	—	5	179,847	#	171,589	#	5

LINE OF BUSINESS EARNINGS
Investment Bank	$296		$1,179		$976		(75)	(70)	$3,015		$2,665		13
Retail Financial Services	639		785		746		(19)	(14)	2,283		2,495		(8)
Card Services	786		759		711		4	11	2,310		2,487		(7)
Commercial Banking	258		284		231		(9)	12	846		754		12
Treasury & Securities Services	360		352		256		2	41	975		834		17
Asset Management	521		493		346		6	51	1,439		1,002		44
Corporate	513		382		31		34	NM	1,526		(319)		NM

Net Income	$3,373		$4,234		$3,297		(20)	2	$12,394		$9,918		25

(a)	The Firm adopted SFAS 157 in the first quarter of 2007. For additional information, see Note 3 of the Firm’s June 30, 2007, Form 10-Q.

(b)
On October 1, 2006, the Firm completed the exchange of selected corporate trust businesses for the consumer, business banking and middle-market banking businesses of The Bank of New York. The results of operations of these corporate trust businesses are reported as discontinued operations for each 2006 period.

(c)	Ratios are based upon annualized amounts.

(d)
Income from continuing operations and Net income applicable to common stock divided by total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm also utilizes this measure to facilitate comparisons to competitors.

(e)	Income from continuing operations divided by Total average assets less average assets of discontinued operations held-for-sale.

(f)	Net income divided by Total average assets.

(g)	Estimated.